                               EXHIBIT (15)

                                                          Exhibit (15)


                            ARTHUR ANDERSEN LLP



To CMS Energy Corporation:

        We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1995 and its Form 10-Q for the quarter ended June 30, 1995, which include our reports dated May 8, 1995 and August 9, 1995, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

/s/ Arthur Andersen LLP

Detroit, Michigan
  September 6, 1995